ARTICLE 8
                               CASH DISTRIBUTIONS

         8.1 The Company shall distribute Income to the Members at such times as the Company shall determine (but not less often than quarterly), in the following order of priority:

                  (a) first, to any Member who made a Default Loan, to the payment of accrued and unpaid interest, and the then outstanding principal balance of, any Default Loan, such distribution to be proportion to the aggregate amount of interest, and the principal, owed. If more than one Member participates in the making of a Default Loan, then distributions to such Members on account of this Section 8.1(a) shall be made in proportion to the amounts so loaned. If there shall be more than one instance in which a Default Loan has been made, then Default Loans shall be repaid in the order in which they shall have been outstanding the longest;

                  (b) second, to the Members in an amount equal to and in proportion to their Unrecovered Additional Contributions;

                  (c) next, to the Members in an amount sufficient to give them a ten percent (10%) return compounded annually on the aggregate of their Capital Contributions and Additional Contributions;

                  (d) next, to Sonia Seidman and the Managing Member in an amount sufficient to pay to them, in the aggregate, up to twenty percent (20%) of the net annual profits of the Company for each year calendar that the Company is in existence to be paid 5% to the Managing Member and 15% to Sonia Seidman; and

                  (e) the balance, if any, shall be distributed to the Members in proportion to their Interests.

         8.2 Notwithstanding Section 8.1, Net Proceeds from a Capital Transaction which constitutes a liquidation of the Company, together with other funds remaining to be distributed, shall be distributed to the Members no later than the later of (a) the end of the taxable year of the Company in which such liquidation occurs; or (b) within ninety (90) days after the date of such liquidation event, after payment of all Company liabilities and expenses (or adequate provision therefor), in accordance with Section 9.1, except that in no event shall (x) a distribution be made to any Member if, after giving effect to such distribution, all liabilities of the Company, other than liabilities to Members on account of their Interests and liabilities for which the recourse of creditors of the Company is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of the property exceeds that liability and (y) the distribution to a Member exceed the positive balance in such Member's Capital Account after giving effect to all allocations to such Member under Article 9 of Net Profits, Net Losses, and Gain and Loss from Capital Transactions so that liquidation proceeds shall be distributed in accordance with each Member's positive Capital Account balance (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(b) as in effect on the date hereof). If a members shall receive a distribution that should not have been made based upon the provisions of Section 8.2 (x), the provisions of Section 42:2B-42 (b) of the act shall apply . Section 42:2B-42(c) of the Act shall apply to all distributions made to the Members.